UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

September 11, 2012
Date of Report (date of earliest event reported)

Standard Parking Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50796	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

900 N. Michigan Avenue, Suite 1600
Chicago, Illinois 60611
(Address of Principal Executive Offices) (Zip Code)

(312) 274-2000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.  Submission of Matters to a Vote of Security Holders.

Standard Parking Corporation (“Standard”) held a special meeting of its stockholders on September 11, 2012 (the “Special Meeting”).

At the Special Meeting, Standard’s stockholders voted on, and approved, a proposal to issue up to 6,161,334 shares of Standard’s common stock in connection with the proposed acquisition of KCPC Holdings, Inc., the ultimate parent of Central Parking Corporation, by means of a merger of a new wholly-owned subsidiary of Standard with and into KCPC, pursuant to the Agreement and Plan of Merger, dated as of February 28, 2012, by and among KCPC, Standard Parking, Hermitage Merger Sub, Inc., and Kohlberg CPC Rep, L.L.C., in its capacity as Stockholders’ Representative.

There were 14,503,467 shares of Standard’s common stock, representing 92.6% of the 15,668,128 shares of Standard’s common stock outstanding as of July 19, 2012, the record date for the Special Meeting, present in person or by proxy at the Special Meeting.  The affirmative vote of the holders of a majority of the outstanding shares of Standard’s common stock represented in person or by proxy and entitled to vote on the proposal at the Special Meeting was required for the approval of the proposal.  The result of the vote of Standard’s stockholders on the proposal was as follows:

For	Against	Abstain	Broker Non-Votes
14,474,308	28,759	400	—

The 14,474,308 shares of common stock voted in favor of the proposal represent 99.8% of the outstanding shares of Standard’s common stock represented in person or by proxy and entitled to vote on the proposal at the Special Meeting.

On September 11, 2012, Standard issued a press release announcing the result of the vote of Standard’s stockholders at the Special Meeting.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press release issued by Standard Parking Corporation on September 11, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Standard Parking Corporation

Date: September 11, 2012	/s/ G. MARC BAUMANN
G. Marc Baumann
Chief Financial Officer